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                                                                     Exhibit 4.2
                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                               REDEEMABLE CLASS B
                                WARRANT AGREEMENT


         This Amendment No. 1 to the Amended and Restated Warrant Agreement is dated as of October 17, 2002 by and between Hypertension Diagnostics, Inc., a Minnesota corporation (the "Company"), and Mellon Investor Services LLC, as Warrant Agent (the "Warrant Agent").

         A. The parties have entered into that certain Amended and Restated Warrant Agreement dated as of September 11, 2002 (the "Class B Warrant Agreement") which governs the rights and obligations of the Company and Warrant Agent with respect to up to 2,752,192 Redeemable Class B Warrants (each, a "Warrant").

         B. The Company desires under Section 2.4 of the Class B Warrant Agreement to reduce the exercise price of the Warrants from $1.50 per share of Common Stock issuable upon exercise of the Warrant to $1.00 per share of Common Stock issuable upon exercise of the Warrant.

         C. The parties desire to set forth their mutual understanding in this Amendment No. 1 to the Class B Warrant Agreement.

         NOW, THEREFORE, in connection with and in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and Warrant Agent hereby agree as follows:

         1. Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Class B Warrant Agreement.

         2. Section 2.1 of the Class B Warrant Agreement is hereby amended to read in its entirety as follows:

         Section 2.1 Exercise. Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on or before 5:00 p.m., Minneapolis time, on January 23, 2006, unless extended by the Company, by surrender of the Warrant Certificate with the Purchase Form, which is printed on the reverse thereof (or a reasonable facsimile thereof) duly executed by such holder, to the Warrant Agent at its office designated for such purpose, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article III hereof, multiplied by the exercise price of $1.00, as adjusted pursuant to the




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         provisions of Article III hereof (such price as so adjusted from time to time being herein called the "Exercise Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise. The Warrant Agent shall have no duty (i) to determine or calculate the Exercise Price or (ii) confirm or verify the accuracy or correctness of the Exercise Price; the Warrant Agent's sole duty under this paragraph being the acceptance of the certificates evidencing the Warrants and taking possession for the benefit of the Company of the Exercise Price delivered to it by a Warrant holder.

         3. The amendment to Section 2.1 as described in Paragraph 2 of this Amendment No. 1 shall take effect as of the day and year first above written.

         4. All other terms of the Class B Warrant Agreement shall remain in full force and effect until such time as they may be amended in writing by the parties.




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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.
1 to the Amended and Restated Class B Warrant Agreement as of the day and year first above written.


                                              HYPERTENSION DIAGNOSTICS, INC.


                                              By:   /s/  Greg H. Guettler
                                                  ------------------------------
                                              Its President


                                              MELLON INVESTOR SERVICES LLC


                                              By:   /s/  Kenneth Franke
                                                  ------------------------------
                                              Its Vice President



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